EXHIBIT 5.14

March 4, 2009

VIA EDGAR

United States Securities and Exchange Commission

Re:	Great Basin Gold Ltd. (the “Registrant”)
Registration Statement on Form F-10
Consent of Expert

This letter is provided in connection with the Registrant’s Amendment No. 1 to the Form F-10 registration statement originally filed on February 23, 2009 (SEC File No. 333-157468), and any amendments thereto and any registration statements filed pursuant to Rule 429 of the United States Securities Act of 1933, as amended (the “Registration Statement”).

I hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical reports (the “Technical Reports”):

•                  Revised Technical Report on the Update of the June 21, 2007 Technical Report (Optimized Feasibility Study), inclusive of Updated Mineral Resource and Reserve Estimates for the Burnstone Gold Project, Mpumalanga Province of The Republic of South Africa, dated February 27, 2009; and

•                  Revised Technical Report on the Mineral Resources and Reserves at the Hollister Development Block Gold Project, Elko County, Nevada dated February 27, 2009.

and to references to the Technical Reports, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Reports in the Registration Statement.

Yours truly,

/s/ Phil Bentley

Phil Bentley, Pr. Sci. Nat.